Exhibit 3.2

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

IDENTIPHI, INC.

WITH AND INTO

SAFLINK CORPORATION

Pursuant to Section 253 of the Delaware General Corporation Law

Saflink Corporation, a Delaware corporation (the “Company”), does hereby certify to the following facts relating to the merger of IdentiPHI, Inc., a Delaware corporation (“IdentiPHI”), with and into the Company, with the Company as the surviving corporation:

1. The Company is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). IdentiPHI is incorporated pursuant to the DGCL.

2. The Company owns 100% of the outstanding shares of each class of capital stock of IdentiPHI.

3. The Board of Directors of the Company, by the following resolutions duly adopted on February 11, 2008, determined to merge IdentiPHI with and into the Company pursuant to Section 253 of the DGCL:

WHEREAS, the Company owns all of the outstanding shares of the capital stock of IdentiPHI, Inc., a Delaware corporation (“IdentiPHI”); and

WHEREAS, the Board of Directors of the Company has deemed it advisable that IdentiPHI be merged with and into the Company pursuant to Section 253 of the DGCL and to change the name of the Company in such merger to “IdentiPHI, Inc.” pursuant to Section 253(b) of the DGCL.

NOW, THEREFORE, IT IS HEREBY:

RESOLVED, that as soon as practicable, pursuant to the DGCL, the Company shall cause IdentiPHI to be merged (the “Merger”) with and into the Company, whereupon the separate existence of IdentiPHI shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”); and

FURTHER RESOLVED, that the Merger is hereby approved and authorized pursuant to the provisions of Section 253 of the DGCL; and

FURTHER RESOLVED, that the Merger shall become effective upon the filing of (or at such subsequent time as may be specified in) the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware (the time of such effectiveness being the “Effective Time”); and

FURTHER RESOLVED, that the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation; and

FURTHER RESOLVED, that the Restated Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation except that Article I of the Restated Certificate of Incorporation shall be amended at the Effective Time in the Merger to read in its entirety as follows:

“The name of this corporation (the “Corporation”) is IdentiPHI, Inc.”

and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law; and

FURTHER RESOLVED, that the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law; and

FURTHER RESOLVED, that, by virtue of the Merger and without any action on the part of any holder thereof, as of the Effective Time, each outstanding share of capital stock of the Company shall remain unchanged and continue to remain outstanding as one share of the corresponding capital stock of the Surviving Corporation, held by the same holder who held such share immediately prior to the Effective Time; and

FURTHER RESOLVED, that, at the Effective Time, a stock certificate that represented a share of capital stock of the Company immediately prior to the Effective Time shall continue to represent such corresponding share of capital stock of the Surviving Corporation as of the Effective Time; and

FURTHER RESOLVED, that, at the Effective time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of IdentiPHI shall be cancelled and no consideration shall be issued in respect thereof; and

FURTHER RESOLVED, that each officer of the Company (each an “Authorized Officer”) is hereby authorized on behalf of the Company to take any and all action, to execute and deliver any and all documents, agreements and instruments, to take any and all steps, to make all filings (including any filings or notices with or to FINRA and/or the OTC Bulletin Board), to incur and pay all related fees and expenses, in each case as deemed by any such Authorized Officer to be necessary, appropriate or desirable to carry out the purpose and intent of each of the foregoing resolutions and the transactions contemplated thereby, including the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State, and all actions heretofore taken by any of them in furtherance thereof are hereby ratified and confirmed in all respects.

5. The Company shall be the surviving corporation in the Merger and, from and after the time of the Merger, the name of the surviving corporation shall be “IdentiPHI, Inc.”

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership and Merger to be duly executed in its corporate name by its duly authorized officer.

Dated: February 11, 2008

SAFLINK CORPORATION

By:	/s/ Steven M. Oyer
Steven M. Oyer Chief Executive Officer